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                                                                   EXHIBIT 10.40

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
                                       AND
                               CHRISTOPHER R. POOK

         This is an amendment to the Employment Agreement entered into as of December 18, 2001 by and between Championship Auto Racing Teams, a Delaware corporation ("Company"), and Christopher R. Pook ("Pook"). This Amendment is entered into on this 30th day of January, 2004.

         In consideration of the promises set forth below, the parties agree to amend the Employment Agreement between the Company and Pook as follows:

1.       Change of Control

                  Section 6 of the Employment Agreement provides for a definition of change, control, or proposed change of control. The parties agree that an issue has arisen as to whether or not a change of control, or proposed change of control under Section 6 of the Employment Agreement has occurred. In the event that a change of control, or proposed change of control did take place, it may, under certain circumstances, entitle Pook to certain payments under Section 6.5(iii). The parties agree that Pook shall waive and not in any form enforce such provisions, provided that Pook has been paid the compensation and benefits set forth in this Amendment.

2.       Compensation through December 18, 2004

                  The Company shall pay to Pook the following:

                      - A bonus of $67,500, payable upon execution of this Amendment.

                      - Prepayment of a car allowance of $600 per month through December 18, 2004.

                      - Prepayment of health, life, and disability insurance through December 18, 2004.

                      - Continue payment of Pook's current monthly salary through December 18, 2004.

                      - Mr. Pook will be reimbursed for all of his reasonable expenses incurred in connection with the performance of his services under the Employment Agreement.

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3.       General Duties

                  Mr. Pook shall continue to perform his duties as Director, Chief Executive Officer, and President of the Company through December 18, 2004, or such earlier time as the Company has liquidated or files for protection under the Federal Bankruptcy Act.

4.       Prepayment of Salary in the Event of Bankruptcy or Liquidation

                  In the event that the Company makes a decision to file bankruptcy, or enters into a plan of liquidation, then the remaining balance of Pook's salary through December 18, 2004 shall be wire transferred to Pook no less than forty-eight (48) hours before such bankruptcy filing or adoption of a plan of liquidation.

5.       Remaining Terms of Employment Agreement

                  All of the remaining terms and conditions of the Employment Agreement between the Company and Pook shall remain in full force and effect and shall not be amended by this Amendment.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

CHAMPIONSHIP AUTO RACING TEAMS, INC.                 CHRISTOPHER R. POOK

/s/ Thomas L. Carter                                 /s/ Christopher R. Pook
------------------------------------------------     ---------------------------
By:  Thomas L. Carter, Chief Financial Officer       Christopher R. Pook